                                                                   Exhibit 10.29

Condition Precedent-Based Sale and Transfer of Novento Telecom AG and Multicall
-------------------------------------------------------------------------------

          Telefonmarketing AG Stock and Sale and Assignment of Claims
          -----------------------------------------------------------


1.  Bernd Buchholz,
    address: Am Muhlenbach 19, 40670 Meerbusch

2.  Annette Buchholz,
    address: Am Muhlenbach 19, 40670 Meerbusch

3.  Wilfried Buchholz,
    address: WilmelmsstraBe 10, 30171 Hannover

4.  Brunhilde Buchholz,
    address: WilhelmsstraBe 10, 30171 Hannover

5.  Christiane Hesebeck,
    address: Alter Kirchweg 50, 21217 Seevetal

6.  Jochen Boekel,
    address: Arnulfstr. 22, 40545 Dusseldorf


    -  hereinafter referred to jointly or singly as "Sellers" -

and

Cybernet Internet Services International, Inc.
a company incorporated under the law of the State of Delaware, U.S.A. Stefan-George-Ring 19-23, 81929 Munich

    -  hereinafter referred to as "Buyer"

are hereby concluding the following condition precedent agreement governing the purchase and transfer of stock and claims:

                               Preliminary Remark


The Sellers 2 - 6 all hold a total of 49% of Novento Telecom AG stock, the Seller 1 holds 49% of Multicall Telefonmarketing AG stock, and they intend to sell all Novento Telecom AG and Multicall Telefonmarketing AG (hereinafter referred to jointly as "Companies") stock held by them to the Buyer subject to a condition precedent (put option). The Buyer intends to acquire all Novento Telecom AG and Multicall Telefonmarketing AG stock held by the Sellers subject to a condition precedent (call option). The purchase price shall be dependent upon the consolidated turnover and result of the Companies.


                                      (S)1
                      Interests Held and Stockholder Loans


1. Novento Telecom AG (hereinafter referred to as "Novento AG") registered with the registration court of the Dusseldorf local court under HRB 30784, has a registered capital stock of DM 400,000.00 divided into 80,000 shares of registered stock in the nominal amount of DM 5,00 (hereinafter referred to as "Novento Stock"). Of the 80,000 shares of Novento stock the Sellers 2 - 6 hold a total of 39,200 shares, with the Sellers 2 - 5 holding 7,999 shares and the Seller 6 holding 7,204 shares.

2. Multicall Telefonmarketing AG (hereinafter referred to as "Multicall AG") registered with the registration court of the Wilmhelmshaven local court under HRB 1349, has a capital stock of DM 200,000.00 divided into 40,000 shares of registered stock in the nominal amount of DM 5,00 (hereinafter referred to as "Multicall Stock"). Of the 40,000 shares of Multicall stock a total of 19,600 shares are held by the Seller 1.

                                      (S)2
                     Condition Precedent Sale and Transfer


1. The Sellers 2 - 6 hereby sell their total of 39,200 shares of Novento stock and the Seller 1 his 19,600 shares of Multicall stock to the Buyer subject to the condition precedent from the following subsections 2 and 3.

2. The Sellers may produce the condition precedent according to subsection 1 above by making a written statement to the Buyer one month following receipt of the consolidated interim report of the Companies (as stipulated in (S) 3, subsection 5 below) (put option). The Sellers authorize the lawyer Dr. Tucking to issue the statement on behalf of them.

3. The Buyer may produce the condition precedent according to subsection 1 above by making a written declaration to the Sellers one month following receipt of the consolidated interim report of the Companies (as stipulated in (S) 3, subsection 5 below) (call option).

4.  The 39,200 shares of Novento stock are evidenced by the following documents:

    Seller 2 multiple share certificate No. 15999 - 23997, Seller 3 multiple share certificate No. 23998 - 31996, Seller 4 multiple share certificate No. 1 - 7999, Seller 5 multiple share certificate No. 8000 - 15998, Seller 6 multiple share certificate No. 72796 - 79199 and 79200 - 79999.

    The 19,600 shares of Multicall stock are evidenced in the registered stock 00001 and the multiple share certificates 00002 - 08000 and 28401 - 40000.

    The Sellers hereby transfer the above 39,200 shares of Novento stock and 19,600 shares of Multicall stock to the Buyer by endorsement.

5. The transfer of stock in accordance with the preceding subsection 4 is subject to the occurrence of the condition precedent from preceding subsection 1 and the payment of the consideration from (S) 3. The Seller shall hand the share certificates carrying a blank endorsement over to the trustee in accordance with the attached trust agreement from Annex 1. In it the parties
                                           -------
    irrevocably instruct the trustee to hand the stock held in his custody over to the Buyer after occurrence of the condition precedent according to subsection 1 above and to offer payment of the consideration in accordance with (S) 3 below.

6. The sale and transfer of stock shall be made effective from the day of payment of the consideration in accordance with (S) 3 below (hereinafter referred to as "transfer date") and with all rights and duties resulting from the stock. The profit realized in the current business year, payable to the stock sold and transferred, is solely due to the Buyer. The same applies to any profits realized in the previous business years and not paid out to the stockholders.


                                     (S) 3
                                 Consideration


1. As consideration for the 39,200 shares of Novento Stock sold with this agreement, the Sellers shall receive:

    a) A sum of DM 1,902,000 (in words: one million nine hundred two thousand German marks); and

    b) Shares of common stock held by the Buyer, the number of which is to be defined according to subsection 5 (hereinafter referred to as "Cybernet Stock)

2. The division of the consideration according to the preceding subsection 1 shall be effected between the Sellers 2-6 in the ratio of stock held by them with the requirement that the Seller 2 shall be paid its full purchase price entitlement in cash. Any cash amount beyond this amount is due to the other Sellers in the ratio of their shares.

3. As consideration for the 19,600 shares of Multicall stock sold with this agreement the Seller 1 shall receive a sum of DM 98,000.00 (in words: eight hundred ninety thousand German marks).

4. The preceding considerations are payable within 4 weeks from occurrence of the condition precedent in accordance with preceding (S) 2 subsection 1.

5. The consideration according to the preceding figure 1 b) is based on the consolidated interim report of the companies for the period ended November 30, 1999 for the months of September, October and November 1999 (hereinafter referred to as "the interim report"). The interim report shall be established according to the principles of proper accounting (with the requirement that receipts not received by December 10, 1999 may be estimated) by the auditor Mr Klosterkamp in a manner that is binding to the parties and shall then be distributed to the parties. The net sales receipts specified in the interim report depend on the profit before interest, taxes and amortization (hereinafter referred to as "EBITDA") without consideration of the board of director's salaries, shall be multiplied in a consolidated manner with the multiplicators A and B as resulting from the scheme attached in Annex 2. This base price for the whole enterprise shall be multiplied by 0.49 and thereafter the amount of DM 1,902,000.00 shall be subtracted so that the value of the consideration according to the preceding subsection 1, letter b) results and which in any case is no higher than DM 8,000,000 (in words: eight million German marks). This value shall be divided by the stock exchange price of the Cybernet stock. The EURO 12.00 shall prevail or, where a smaller amount results, the average of the relevant day closing price of the Cybernet stock (Securities No. WP-Kenn-Nr. 906 623) at the Frankfurt Stock Exchange in the week immediately preceding the occurrence of the precedent condition in accordance with the preceding (S)2 subsection 1, less 20%.

6. The Buyer may have the interim report audited by Schitag Ernst & Young Wirtschaftsprufungsgesellschaft by March 31, 2000. Where turnover figures reduced by 10 percent due to this audit result, the consideration according to the preceding subsection 5 shall be newly established based on the audited interim report. Any shortfall compared with subsection 5 shall be balanced by May 15, 2000 by returning the relevant Cybernet stock to the Buyer. Where the average day closing price of the Cybernet stock in April 2000 is smaller than the price prevailing under the preceding subsection 5, the consideration shall be newly determined based on this lower price and any increase in the consideration according to this subsection 6 shall be balanced by May 15, 2000 by transferring the relevant Cybernet stock to the Sellers.

7. The percentage of the consideration according to the preceding subsection 1.b) shall be reduced to the extent the number of Novento AG customers on March 31, 2000 falls short of the number of customers on November 30, 1999. Only business customers producing a monthly turnover of at least DM 200.00 shall be taken into account. Slight deviations up to 5% shall not lead to a reduction of the purchase price. A reduction of the consideration according to this subsection 6 shall be balanced by May 15, 2000 by returning the relevant Cybernet stock to the Buyer.


                                     (S) 4
                                  Loan Claims


1. From the loan agreements of August 27, 1998 - less DM 55.00 already paid - October 1, 1998, January 28, 1999, March 5, 1999, June 17, 1999, August 4,
    1999 from the Klodt assignment and the contract of assignment with Novento Telecom AG dated September 2, 1999 loan claims totalling DM 728,000 are due to the Seller from Multicall AG. As far as the shareholder loans are concerned, notices of priority rescission have been issued. The individual loan agreements are summarized in the loan agreement of September 2, 1999. A copy of this loan agreement is attached as Annex 3.
                                               -------

2. The Seller I. sells and transfers the loan claim according to subsection 1 at the purchase price of DM 728,000.00 including all rights and duties from the loan agreements to the accepting Buyer. The transfer is subject to the payment of the purchase price.

3. The purchase price is payable within four weeks from exercise of the option according to (S) 2 subsection 1.

                                     (S) 5
                           Warranties of the Sellers


1. The Sellers warrant to the Buyer at the transfer date and at the present day of signing this agreement:

    a) The Novento and Multicall Stock sold is not subject to any charges, subparticipations, restraints on disposal or other commitments. The Sellers are unrestrictedly entitled to dispose of the Novento and Multicall Stock. All agreements and approvals of the conclusion and implementation of the agreement have been obtained. All payments into the capital stock have been fully made.

    b) Novento AG exists with the bylaws as amended on July 30, 1998 (document No. 161/1998 of notary public Mr Bolko Seifert, Wilhelmshaven). This agreement is complete and, with the exception of the re-formation based on document dated August 6, 1999 of notary public Dr. Burkhard Punder, Dusseldorf (document No. 767 for 1998P), there are no subagreements. The non-certified extract from register from Annex 4
                                                                    -------
        correctly and completely contains all registration-required facts and legal relationships, non-entered applications for the registration court do not exist.

    c) Multicall AG exists with the bylaws as amended on March 30, 1998 (document No. 63/1998 of the notary public Bolko Seifert, Wilhelmshaven); this agreement is complete, furthermore, there are no subsidiary agreements concerning the corporate relationship with the exception of the re-formation based on the document of August 6, 1999 of notary public Dr. Burkhard Punder, Dusseldorf (document No. 765 for 1998P). The non-certified extract from register attached in Annex 5
                                                                    -------
        correctly and completely contains all registration-required facts and legal relationships, non-entered applications for the registration court do not exist.

    d) The annual reports of Novento AG and Multicall AG, for the year ended December 31, 1998, which were handed over to the Buyer, were established in accordance with the generally recognized principles of proper accounting and balance sheet preparation while maintaining balance sheet continuity by the auditors/tax consultants/lawyers Gorler Klosterkamp Tucking, Dusseldorf. These reports for the year 1998 are adequate and complete and correctly reflect the financial situation and the business results at the relevant balance sheet dates and for the periods indicated. The market value of the individual assets corresponds at least to their balance sheet figure. The companies have no other liabilities, none threatened, than those shown or those covered by reserves. In the period from January 1, 1999 to the transfer date and/or the present day of signing this agreement, the companies exclusively engaged in proper business transactions.


    e) Dividends or hidden profit distributions of Novento AG or of Multicall AG (hereinafter referred to commonly as "companies") have not been made since the establishment of the companies.

    f) The companies, except for commercial reservations of ownership, are owners of the assets specified in the annual report for the year ended December 31, 1998 and of the assets acquired since this balance sheet date, except for those sold since December 31, 1998 in proper business transactions. The assets of the companies, except for the reservations of ownership, are their unrestricted property and are free of rights of third parties.

    g) Novento AG is the sole owner of the "Novento" brand (IR No. 706475 and DP 398 36 906) and Multicall AG is the sole owner of the brand "Multicall talking head communication" (IR No. 715 755 and 398 70
        713), which are always free of rights of third parties.

    h) The Sellers have left the Buyer all agreements essential to the company, completely and correctly in the original or as a copy for inspection, including the reseller agreement with Star

        Telecommunications GmbH of June 17, 1998, the reseller agreement with Colt Telecom GmbH of January 21, 1999, the rental agreement Heerdter Lohweg 89 in Dusseldorf of July 20, 1998, the rental agreement Olympiastr. in 26419 Schortens, the loan agreements, the Klodt commercial agent agreement, and the cooperation agreement of Novento AG with Multicall AG dated September 1, 1998. Apart from the agreements made available for inspection, there are no agreements essential to the companies which are industry-untypical or are not backed by an adequate consideration.

    i) With the exception of the employment contracts of Mr Bernd Buchholz and Mr Jochen Boekel and the known loan contracts there are no contracts or agreements between the companies and the Sellers or persons close to them.

    k) Except for the staff agreements (commissions system) and the commercial agent agreements, the companies have not signed any agreements with profit- or sales-dependent remuneration, royalties etc.

    l) The Sellers have made all staff agreements with the companies available to the Buyer for inspection as a true and complete copy or in the original. Further employments, other agreements, plant agreements or commitments from operations do not exist. Claims from a stock option programme against the companies do not exist at the transfer date.

    m) There are no untypical guaranties, sureties or similar charges (surety Colt for DM 30,000.00, guaranty commitments from rental agreements are known). The companies assume no liabilities from furnishing collateral for external commitments. The companies have given no promises of loans.

    n) There are no known public-legal restrictions that could prevent the companies from running their operations in the way they do it now.

    o) At present, except for Kirchhoff versus Multicall, the companies are conducting no litigation. Procedures against the companies before administrative authorities or official investigations are neither impended nor do they have to be expected to the best of one's knowledge. The Buyer knows that presently Novento AG is withholding sums from Star Telecom because of alleged compensation claims.

    p) The companies submitted all income tax revenues properly and timely and paid all due taxes or accumulated sufficient reserves for taxes. Furthermore, the companies have no arrears in taxes and no tax risks. Payments to staff for payroll tax and for contributions to legal insurances have been adequately determined, calculated and transferred.

    q) For the companies there are no commitments outside usual business transactions.

    r) The Seller Mr Buchholz is free of rights of third parties in handling the Multicall claim. The loan agreements are true and complete. The priority-related notices of rescission shall be observed.

2. If one of the above warranties proves incorrect or is not complied with, the Sellers shall place the Buyer, or after election of the Buyer, the companies in the situation the Buyer and the companies would be in, if the warranty were correct or had been complied with. One or several claims up to an amount of a total of DM 100,000.00 shall not be taken into account.

3. In accordance with the above subsection 2 and regardless of it, the Sellers shall release the companies from compensation due to liabilities in connection with the incorrectness or violation of the above warranties.

4. The Buyer may raise any claims resulting from the above subsections 2 and 3 until December 31, 2000, furthermore any claims in connection with the implementation of a tax field audit of the companies within six months from receipt of the legally effective advice based on such a tax field audit. In order to comply with the deadline, it is sufficient to inform the Sellers of the claims in writing. After receipt of such information a one-year period of limitation commences.

5. To the extent the Sellers are affected by a tax audit (taxes and levies) of the companies covering the period up to the transfer date, the Buyer shall take care that the Sellers are able to participate at their own costs and by an authorized person who is professionally committed to a duty of discretion. To the extent the Buyer does not appeal, the Sellers may use the legal remedies they consider appropriate for their own account and on behalf of the companies. In such a case the Buyer shall take care that the Sellers are timely given all the necessary information or powers of attorney. Any additional tax payment or other payment due to such tax audit shall be borne by the Sellers, unless otherwise provided by this agreement.

6. A rescission shall be excluded. Furthermore, the regulation contained in the above subsections 2 and 3 does not limit or exclude the legal claims and rights of the Buyer.


                                     (S) 6
                            Warranties of the Buyer


1. The Buyer warrants to the Sellers as of the transfer date and this day of signing this agreement:

    a) The Buyer is free to handle the Cybernet Stock without restrictions and rights of third parties. The Sellers know that transferability of Cybernet Stock is limited under relevant US law of negotiable instruments, particularly since the transfer of Cybernet Stock to the Seller is not registered with the US Securities Exchange Commission.

    b) The company was duly established as a company under State of Delaware law, it is validly existing and in "good standing". With the exception of Cybernet Internet-Dienstleistungen AG, Germany, its subsidiaries, Cybernet Network Services GmbH, Germany, its subsidiaries, Vianet Telekommunikations AG, Austria, Flashnet S.P.A.,

        Italy, Sunweb Internet Services SIS AG, Switzerland, and its subsidiaries, the Buyer has no subsidiaries.

    c) The entire authorized capital of the Buyer consists of 50,000,000 shares of common stock of a nominal value of USD 0.001 and of 50,000,000 shares of preferred stock. At the moment of signing this agreement, of the shares of common stock, 21,012,647 have been issued and are outstanding, and so are 3,770,000 of the shares of preferred stock. In accordance with the stock option plan of the Buyer, at the time of signing this agreement, approximately 1,500,000 options have to be issued. Furthermore, the Buyer issued warrants and convertible bonds in accordance with Annexes 7 and 8.

    d) In regard to his company law conditions the Buyer is entitled and authorized to sign this agreement and execute it. The Buyer's board of directors has agreed to the signing of this agreement and its execution.

    e) The Buyer made the audited annual reports of the Buyer for the year ended December 31, 1997 and 1998 (the "annual reports") and the unaudited interim report for the period ended June 30, 1999 (the interim report) available to the Seller as photocopies. The annual and interim reports were established in accordance with US-GAAP and reflect the financial situation of the Buyer at the given transfer dates adequately. In the period from June 30, 1999 to the transfer date, there was no major impairment of the Buyer's operations. For the period from June 30, 1999 to the transfer date the Buyer was exclusively active in proper business transactions.

    f)  The signing of this agreement and its execution

        1) will not impair the Buyer's enterprise, his assets or agreements with third parties essentially.

        2) will not violate provisions of the establishing document or the bylaws of the Buyer and

        3) will not violate a law or other provisions and court or official orders

2. If one of the above warranties proves incorrect or is not complied with, the Buyer shall place the Sellers in the situation the Seller would be in, if the warranty were correct or had been complied with. One or several claims up to an amount of a total of DM 100,000.00 shall not be taken into account.

3. The Buyer may raise any claims resulting from the above subsection 2 until December 31, 2000, furthermore any claims in connection with the implementation of a tax field audit of the companies within six months from receipt of the legally effective advice based on such a tax field audit. To comply with the deadline, it is sufficient to inform the Sellers of the claims in writing. After receipt of such information, a one-year period of limitation commences.

4. The regulation contained in the preceding subsection 2 shall not limit or excude the legal entitlements and rights of the Sellers.


                                     (S) 7
                      Agreement on the Assignment of Stock


Both Novento AG and Multicall AG (board of directors and supervisory board) have declared their agreement to the transfers contained in this agreement of stock according to (S) 7 of the bylaws of the companies.


                                     (S) 8
                             Prohibition to Compete


1. For the period of three years from the day of signing this agreement the Sellers undertake to refrain from any competition in the geographical and technical area of activity below with companies or the Buyer, particularly from participating directly or indirectly in competing enterprises, entering the services of a competing enterprise or promoting such an enterprise in other ways directly or indirectly by advice or action. Geographical area of activity as defined by this prohibition to compete is the Federal Republic of Germany, Austria, Italy and Switzerland, technical area of activity in the sense of this prohibition to compete is the furnishing of services of telecommunication, particularly the recruitment of customers for fixed network telephony and the Internet.

2. Compliance with the prohibition to compete is achieved by the payment of the purchase price.

3. Unless mandatory provisions provide otherwise, the provisions of (S) 74 ff HGB shall not be applied to this prohibition to compete.

4. In the event of any violation of the above prohibition to compete the relevant Seller shall pay to the Buyer a contract penalty of DM 100,000.00. If the violation is continued by the Buyer despite an adhortatory letter for each additional month of violation or fraction thereof a contract penalty of DM 100,000.00 shall be paid. The Buyer's claims to compensation of a more substantial damage and restraint from future anti-prohibition behaviour shall not be affected.

5. The prohibition to compete according to the above subsections 1. through 4. shall not be applied to the Sellers 1 and 6, if and to the extent the employment contract existing between the relevant Seller and the Buyer or one of the companies is cancelled upon the Buyer`s prompting or that of one of the companies - concerning Seller 1, within three years, and concerning Seller 6 within one year - from the signing of the agreement or is terminated in any other way, unless the Buyer or one of the companies was entitled to cancel the employment contract extraordinarily.

                                      (S)9
      Joint and Several Liability and Person Authorized to Accept Service


1. The Seller 1 is jointly and severally liable for commitments arising from this agreement, Sellers 2 - 6 do so on a pro-rata basis. Excluded are commitments from preceding (S) 7 (prohibition to compete). They concern the party committing the violation.

2.  The Sellers hereby irrevocably entitle

       Gorler Klosterkamp Tucking, lawyers, Rosenstr. 1, 40479 Dusseldorf to accept all declarations, particularly those concerning service, and services in connection with this agreement.

3.  The Buyer hereby irrevocably authorizes

       Besner Kreifels Weber, lawyers, Widenmayerstr. 41, 80538 Munich to accept all declarations, particularly those concerning service, and to receive services in connection with this agreement.


                                     (S) 10
                                    Secrecy


The parties are committed to observe the strictest secrecy concerning the conclusion and the contents of this agreement, unless law or this agreement compels them to disclosure.

                     (S) 11 Annulment, Preliminary Contract


This agreement replaces all written and oral declarations of intent issued in connection with any contract negotiations of the parties, also where such declarations deviate from the contents of preceding agreements



                                  (S) 12 Costs


The costs and fees of their consultants shall be borne by the parties themselves.



                      (S) 13 Applicable Law, Jurisdiction


German law shall be applied to this agreement unless the application of another law is imperative.

Jurisdiction and place of performance in connection with this agreement is Munich, to the extent this can be admissibly agreed.

                              (S) 14 Severability


If individual provisions of this agreement or parts thereof should be or become ineffective or unenforceable, the effectiveness of the other provisions shall not be affected thereby. Instead of the ineffective or unenforceable provision a provision shall be considered agreed upon which comes closest to the economic purpose, particularly the intended economic purpose, of the ineffective or unenforceable provisions. The same shall apply to any gap in this agreement.

Munich, December 2, 1999



/s/ Illegible Signature                                 /s/ Bernd Buchholz
---------------------------------------------           ------------------------
Cybernet Internet Services International, Inc.          Bernd Buchholz


/s/ Annette Buchholz                                    /s/ Wilfried Buchholz
---------------------------------------------           ------------------------
Annette Buchholz                                        Wilfried Buchholz


/s/ Brunhilde Buchholz                                  /s/ Christiane Hesebeck
---------------------------------------------           ------------------------
Brunhilde Buchholz                                      Christiane Hesebeck


/s/ Jochen Boeckel
---------------------------------------------
Jochen Boeckel